Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Richardson TX 75081 USA +1 (972) 234-6400 main

Financial Contact
Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact
Jay Barbour, VP Marketing
972.664.8107, jbarbour@intrusion.com

Intrusion Inc. Books $2.0 Million Order

Richardson, Texas — June 12, 2006 — Intrusion Inc. (NasdaqSC: INTZ), (“Intrusion”) announced today that it has received an order for $2.0 million from the U.S. Government for several projects. Of the total, $1.5 million is for the Company’s TraceCop product which provides the ability to trace the source of cyber based attacks and other types of network crime. The remaining $0.5 million is for SecureNet, the Company’s line of Intrusion Prevention/Detection Products. The order is expected to generate approximately $0.8 million of revenue in the second quarter 2006, $1.0 million of revenue in the third quarter 2006 and $0.2 million of revenue in the fourth quarter 2006, based on expected shipment dates. “This order marks significant validation for Intrusion’s TraceCop product,” stated G. Ward Paxton, President and CEO of Intrusion Inc.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions. Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location system, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company, including recognition of revenue. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the government’s ability to cancel purchase orders for its convenience, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.